                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                                       Exhibit 8

                                                                   June 16, 1998




KeyCorp Capital I,
         c/o KeyCorp,
             127 Public Square,
             Cleveland, Ohio 44114.


Ladies and Gentlemen:

         As special tax counsel to KeyCorp Capital I (the "Trust") and KeyCorp in connection with the issuance of $250,000,000 aggregate liquidation amount of the Floating Rate Capital Securities of the Trust, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus which forms a part of the Registration Statement of the Trust to which this opinion is filed as an exhibit, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                         Very truly yours,
                                                         /s/ Sullivan & Cromwell
                                                         SULLIVAN & CROMWELL